Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Contact:
Michael D. Perry
SVP and CFO, Vitria
+1-408-212-2260
mperry@vitria.com
VITRIA BOARD APPOINTS VAN WICKLE CHAIRMAN AND ANNOUNCES PRELIMINARY FOURTH QUARTER 2005 RESULTS
SUNNYVALE, Calif., January 17, 2005— Vitria Technology, Inc. (Nasdaq:VITR), a leading provider of business process application solutions, today announced that on January 12, 2006 the Board of Directors of Vitria Technology, Inc., appointed Harry G. Van Wickle to the position of Chairman of the Board. Mr. Van Wickle has been a member of the board since July of 2005, and has been active on several board committees during his tenure.
Mr. Van Wickle also serves as a member of the Board of Directors of Komag (Nasdaq:KOMG), the leading independent supplier of thin-film disks used in digital data storage devices. Mr. Van Wickle has been on the board of Komag since 2000 and was involved in the company’s financial restructuring and highly successful transition to a profitable and sustainable business model. Mr. Van Wickle is also the former President and Chief Executive Officer of Intarsia Corporation, an electronic component design and manufacturing company and the former President of Alphatec Electronics Corporation. He has also held senior management positions at Texas Instruments, Fairchild Semiconductor, Honeywell and AT&T Microelectronics.
“Since joining, Harry has been an active contributor on the Board of Directors,” said Dale Skeen, founder and CEO of Vitria. “Harry’s election as chairman fills an open position and fits naturally with our expansion into manufacturing business process applications in 2006 and our ongoing focus on operational execution.
Vitria also announced preliminary results for its fourth quarter ended December 31, 2005. The company expects revenue for the fourth quarter to be between $11 and $11.5 million, with license revenue expected to be approximately $1.7 million. The company also expects a net loss for the quarter in the range of $2 to $2.5 million, or $0.06 to $0.08 per share. The company expects to report a total of cash, cash equivalents and short-term investments at the end of the fourth quarter of approximately $61 million. These preliminary results are subject to completion of customary closing and review procedures by Vitria management and its independent registered public accounting firm.
“Importantly, we closed 4 deals for our business process applications in the fourth quarter and we are encouraged that these new products are beginning to gain acceptance,” said Dale Skeen, founder and CEO of Vitria. “Although, we were not able to close several large license deals for our BusinessWare product, these deals remain in our pipeline. Our cost containment efforts have also yielded positive results, as we expect fourth quarter spending to be down from each of the first two quarters by approximately $5 million.”
Vitria is scheduled to provide final fourth quarter 2005 financial results followed by an earnings conference call on Wednesday, February 1, 2005 at 5:00 p.m. EDT/2:00 p.m. PDT. To listen, please dial one of the following numbers at least five minutes prior to the start of the call:
— From the U.S. and Canada, please dial +1-800-478-6251

— From international calling areas, please dial +1-913-981-5558
The confirmation code for both call-in numbers is 4465401followed by pound (#).
About Vitria
Vitria Technology, Inc. (Nasdaq:VITR), a leading provider of award-winning business process integration products and solutions, combines technology leadership with industry expertise in healthcare and insurance, financial services, telecommunications and manufacturing to dramatically improve strategic business processes across systems, people and trading partners. With 14 offices around the world, Vitria’s customer base includes blue chip companies such as AT&T, Bell Canada, BellSouth, The Blue Cross Blue Shield Association, British Petroleum, British Telecom, DaimlerChrysler Bank, Generali, Nissan, The Goodyear Tire & Rubber Company, PacifiCare Health Systems, Reynolds & Reynolds, Royal Bank of Canada, Sprint, Trane and the U.S. Departments of Defense and Veterans Affairs. For more information, call +1-408-212-2700, email info@vitria.com or visit www.vitria.com.
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Cautionary Note Regarding Forward-looking Statements: This press release includes forward-looking statements, including statements relating to preliminary financial results for the fourth quarter of 2005, and future cost reductions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to: final review of the financial results for the fourth quarter of 2005, difficulties in estimating future expenses, and failure to meet financial and product expectations of analysts and investors.. These and other risks related to Vitria are detailed in Vitria’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 31, 2005 and Quarterly Reports on Form 10-Q. Vitria does not undertake an obligation to update forward-looking statements.
© 2005 Vitria Technology, Inc. All rights reserved. Vitria and BusinessWare are registered trademarks of Vitria Technology, Inc. All other names may be trademarks of the companies with which they are associated.
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